EXHIBIT 99.1

FOR IMMEDIATE RELEASE

Contact:                      Doug Guarino, Director of Corporate Relations 781 647-3900

Duane James, VP Finance 781 314-4030

Inverness Medical Innovations Announces Settlement with Pfizer and Conference Call to discuss the Settlement

Conference Call Scheduled for 9 a.m. EDT June 10, 2003 to Discuss the Settlement

WALTHAM, MA, June 9, 2003  — Inverness Medical Innovations, Inc. (AMEX: IMA), a leading provider of women’s health and nutritional products and developer of advanced medical device technologies, announced today that it has settled its patent litigation with a subsidiary of Pfizer, Inc.  In connection with the settlement, Unipath, Ltd., a subsidiary of Inverness Medical Innovations, Inc., has entered into a five year supply arrangement with Pfizer to supply its U.S. market leader E.P.T.® pregnancy tests, beginning in June, 2004. The settlement provides for Pfizer to make certain payments to Inverness prior to the commencement of the supply arrangement.

Under the terms of the settlement, the parties have agreed to the entry of permanent injunctive relief and dismissal of certain claims and counterclaims. Inverness Medical’s litigation with other parties on the same patents continues.

Ron Zwanziger, CEO of Inverness Medical said, “We are particularly pleased to establish this supply arrangement with Pfizer, which allows us to provide them with our high quality products, while leaving us free to compete vigorously in the U.S. pregnancy test market with all participants, including Pfizer.  We believe that this settlement continues to establish the strength of our rapid assay lateral flow patent portfolio, which has already been proven in Europe through court actions against other parties.  We anticipate that the supply arrangement will be accretive to the Company beginning in 2004, when we believe it will add $0.20 – 0.25 per share to our earnings on a GAAP basis.  We currently anticipate that the supply arrangement will add $0.30 - 0.35 per share to our earnings on a GAAP basis in 2005. This supply arrangement provides a new source of revenue to supplement growth we anticipate from introduction to the market of our new product offerings currently in development”

The Company also announced that it will host a conference call tomorrow, June 10, 2003, beginning at 9:00 a.m. (Eastern Daylight Time) today to discuss the settlement. The Company’s responses to questions, as well as other matters discussed during the conference call, may contain or constitute information that has not been disclosed previously. . The conference call can be accessed by dialing 973-582-2706(domestic and international), or via a link on the Inverness website at www.invernessmedical.com  ..com or at www.calleci.com.  A replay of the call will be available by dialing 973-341-3080(domestic and international) with an access code of 3989947.  The replay will be available until 12:00 midnight Eastern Time on June 13, 2003.  An on demand webcast of the call will be available at the Inverness website two hours after the end of the call and will be accessible for thirty days through July 10, 2003.

Inverness has been represented in the litigation by J. Anthony Downs, Esq. of Goodwin Procter, LLP in Boston.

For more information about Inverness Medical Innovations, please visit our website at www.invernessmedical.com.

Inverness Medical Innovations manufactures and sells products for the women’s health market, and is engaged in the business of developing, manufacturing, and marketing advanced medical device technologies. The Company is presently exploring new opportunities for its proprietary electrochemical and other technologies in a variety of consumer oriented applications including immuno-diagnostics with a focus on women’s health and cardiology.  The Company’s women’s health and nutritional products are distributed to consumers through established retail distribution networks such as Wal-Mart, Walgreens and CVS.  Inverness is headquartered in Waltham, Massachusetts.

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This press release contains forward-looking statements within the meaning of the federal securities laws.  Actual results may differ materially due to numerous factors, including without limitation, our ability to manufacture and supply the products covered by the supply arrangement, Pfizer ordering of the products covered by the supply arrangement in the quantities currently anticipated, Pfizer continuing to market and sell the products covered by the supply arrangement in the same manner it currently markets and sells the products, the impact of current and future Inverness’ product offerings on the products to be supplied to Pfizer by Inverness under the supply arrangement, the effect and cost of litigation related to our intellectual property including the intellectual property relied upon to manufacture and supply product to Pfizer under the supply arrangement, the effect of any unforeseen patents attained by competitors, the effect of domestic and foreign healthcare and other regulatory efforts, the content and timing of submissions to and decisions by regulatory authorities both in the United States and abroad, the intensely competitive environment in Inverness’ and Pfizer market their products, the efficacy and safety of products that we sell or manufacture, the ability to manufacture sufficient quantities of product for our development and commercialization activities, the ability to successfully develop and commercialize our products, and the risks and uncertainties described in Inverness Medical Innovations’ periodic reports filed with the Securities and Exchange Commission under the federal securities laws including its Annual Report on Form 10-K for the year-ended December 31, 2002 and its Form 10-Q for the first quarter, ended March 31, 2003.  Inverness undertakes no obligation to update any forward-looking statements.